EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 22, 2008—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations as of and for the three and six months ended June 30, 2008.

Net income for the three months ended June 30, 2008 increased to $2.475 million, or $0.51 per share-basic and diluted, from $1.860 million, or $0.38 per share-basic and $0.37 per share-diluted for the same quarter in 2007. Net interest income for the second quarter of 2008, after the provision for loan losses for the quarter, was $5.919 million, approximately 11.7% higher than the same period in 2007, in part due to a higher volume of interest earning assets partially offset by an increase in the provision for loan losses. The provision for loan losses for the three months ended June 30, 2008 was $559 thousand compared to $80 thousand for the same period in 2007. The net interest margin increased to 4.52% in the second quarter of 2008 from 4.26% in the same period in 2007 primarily because of the decrease in yields on earning assets was less than the decline in rates paid on interest bearing deposits. Non-interest income increased in the second quarter of 2008 by approximately $616 thousand, or 32.3%, while non-interest expenses increased $744 thousand, or 15.8%, compared to the same period in 2007.

Net income for the six months ended June 30, 2008 increased 9.7% to $4.115 million, or $0.85 per share-basic and $0.84 per share-diluted, from $3.750 million, $0.76 per share basic and $0.75 per share diluted, for the six months ended June 30, 2007. Net interest income for the six months ended June 30, 2008, after the provision for loan losses, increased 5.9% to $11.363 million from $10.734 million for the same period in 2007. Net interest margin increased to 4.40% in 2008 from 4.33% in 2007. The provision for loan losses for the six months ended June 30, 2008 was $657 thousand compared to the provision of $157 thousand in 2007. Non-interest income increased by $982 thousand, or 27.7%, and non-interest expense increased by $1.559 million, or 16.8%, for the six months ended June 30, 2008 when compared to June 30, 2007.

During the second quarter of 2008, the Bank received proceeds from bank owned life insurance that insured the life of one of its officers. These net proceeds resulted in an additional $770 thousand in other income for the quarter and year to date. Benefits were paid out to the officer’s beneficiary in the amount of $260 thousand adding to the increase in other expense. The net effect on income after taxes of this transaction was an increase of $597 thousand, or $0.12 per share-basic and diluted.

Total assets as of June 30, 2008 increased by $12.105 million, or 1.8%, when compared to December 31, 2007. Deposits increased by $10.979 million, or 2.3%, over the same period in 2007. Loans, net of unearned income, during this period increased by $23.179 million, or 6.2%, due to increasing loan demand brought about partially by the entrance into new markets from the opening of four new branches since the fourth quarter of 2007. Non-performing assets increased by $1.819 million to $5.702 million at June 30, 2008 compared to December 31, 2007 because of an increase in non-accrual loans and other real estate.

During the first two quarters of 2008, the Company paid dividends totaling $0.38 per share. This represents an increase of 5.3% over the dividends paid in the first two quarters of 2007.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-two banking locations in nine counties in East Central Mississippi and an application pending for the establishment of a branch bank in Hattiesburg, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Interest income and fees	$9,715	$9,560	$19,444	$19,005
Interest expense	3,237	4,179	7,424	8,114

Net interest income	6,478	5,381	12,020	10,891

Provision for loan losses	559	80	657	157

Net interest income after provision for loan losses	5,919	5,301	11,363	10,734

Non-interest income	2,524	1,908	4,529	3,547
Non-interest expense	5,461	4,717	10,820	9,261

Net income before taxes	2,982	2,492	5,072	5,020
Income taxes	507	632	957	1,270

Net income	$2,475	$1,860	$4,115	$3,750

Earnings per share—basic	$0.51	$0.38	$0.85	$0.76

Earnings per share—diluted	$0.51	$0.37	$0.84	$0.75

Average shares outstanding-basic	4,864,980	4,912,748	4,865,375	4,961,572

Average shares outstanding-diluted	4,899,879	4,967,544	4,901,567	5,016,170

	As of June 30, 2008	As of December 31, 2007
Balance Sheet Data:
Total assets	$693,009	$680,904
Total earning assets	615,049	613,756
Loans, net of unearned income	395,172	371,993
Allowance for loan losses	4,240	3,968
Total deposits	488,211	477,232
Long-term borrowings	80,322	50,418

Shareholders’ equity	68,378	68,191
Book value per share	$14.08	$14.02
Dividends paid per share	$0.38	$0.73

Average Balance Sheet Data:
Total assets	$699,242	$639,305
Total earning assets	633,690	575,262
Loans, net of unearned income	385,329	358,178
Total deposits	489,826	480,191
Long-term borrowings	84,362	84,658
Shareholders’ equity	70,123	67,377

Non-performing assets:
Non-accrual loans	2,707	1,310
Loans 90+ days past due	404	526
Other real estate owned	2,591	2,047

Net charge-offs as a percentage of average net loans	0.10%	0.15%

Performance Ratios:
Return on average assets	1.18%	1.08%
Return on average equity	11.74%	10.26%

Net interest margin (tax equivalent)	4.40%	4.34%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com